NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	November 6, 2008	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES THIRD QUARTER RESULTS

DALLAS, TEXAS --  Dorchester Minerals, L.P. (the “Partnership”) announced today the Partnership’s net earnings for the third quarter ended September 30, 2008 of $18,590,000 or $0.64 per common unit.

A comparison of results for the periods ended September 30, 2008 and September 30, 2007 is set forth below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net Operating Revenues	$24,487,000	$14,716,000	$74,747,000	$47,043,000
Net Earnings	$18,590,000	$9,474,000	$57,166,000	$30,679,000
Net Earnings Per Common Unit	$0.64	$0.33	$1.97	$1.05

The Partnership previously declared its third quarter distribution in the amount of $0.948472 per common unit payable on November 3, 2008 to common unit holders of record as of October 20, 2008.  The Partnership’s cash distributions are not comparable to its net earnings due to timing and other differences including depletion.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.